Exhibit 99.1

Investor Relations contact:

Stephen P. Golden

Vice President, Investor Relations

sgolden@ironmountain.com

(617) 535-4766

FOR IMMEDIATE RELEASE

Iron Mountain Incorporated Prices Debt Offering

Boston—September 20, 2011—Iron Mountain Incorporated (NYSE: IRM) announced today that it has priced a public offering of $400 million in aggregate principal amount of its 7-3/4% Senior Subordinated Notes due 2019. The notes will be sold at par.  The Company intends to use the net proceeds from the offering for general corporate purposes, including funding a portion of its shareholder payout commitments and possible future acquisitions and investments.  The closing of the offering is expected to occur on September 23, 2011 and is subject to customary closing conditions.

J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, Barclays Capital Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc., RBS Securities Inc. and Scotia Capital (USA) Inc. are joint book-running managers for the offering.

Iron Mountain Incorporated is making the offering under a shelf registration statement previously declared effective by the Securities and Exchange Commission.  This offering is being made solely by means of a prospectus.  A copy of the prospectus supplement and related base prospectus for the offering may be obtained on the SEC Web site at www.sec.gov.  Alternatively, the underwriters will arrange to send you the prospectus supplement and related base prospectus if you request them by contacting (800) 245-8812.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iron Mountain

Iron Mountain Incorporated (NYSE: IRM) provides information management services that help organizations lower the costs, risks and inefficiencies of managing their physical and digital data. The Company’s solutions enable customers to protect and better use their information—regardless of its format, location or lifecycle stage—so they can optimize their business and ensure proper recovery, compliance and discovery. Founded in 1951, Iron Mountain manages billions of information assets, including business records, electronic files, medical data, emails and more for organizations around the world. Visit www.ironmountain.com for more information.

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